As filed with the Securities and Exchange Commission on February 7, 2020.	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NovaBay Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	68-0454536
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1150, Emeryville, CA 94608
(510) 899-8800
(Address, including zip code, of Principal Executive Offices)

2017 Omnibus Incentive Plan
(Full title of the plan)

Justin M. Hall, Esq.
President, Chief Executive Officer and General Counsel
2000 Powell Street, Suite 1150
Emeryville, CA 94608
(510) 899-8800
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Abby E. Brown, Esq.

Squire Patton Boggs (US) LLP
2550 M Street, Northwest

Washington, DC 20037
(202) 457-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.01 par value per share	1,801,074 shares	$0.57	$1,026,612	$133.25

(1)          This represents an automatic increase in the number of shares of common stock of the registrant reserved for issuance under the NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan, pursuant to an evergreen provision contained in Section 4(a) therein. This amount registers both 683,572 shares for the 2019 evergreen and 1,117,502 shares for the 2020 evergreen. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may from time to time be offered or issued resulting from any stock splits, stock dividends, recapitalizations or other similar transactions.

(2)           This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the registrant’s common stock on February 3, 2020, as reported by NYSE American LLC.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers a total of 1,801,074 shares of common stock, par value $0.01 per share (the “Common Stock”), of NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for issuance under the NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan (the “Plan”). The number of shares of Common Stock available for issuance under the shareholder-approved Plan is subject to an automatic annual increase on the first day of each of the Company’s fiscal years beginning on January 1, 2018 and ending on January 1, 2027 by an amount equal to (i) four percent (4%) of the number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares of Common Stock as determined by the Board of Directors (the “Board”).  The Board affirmed the automatic increase of 1,801,074 shares of the Company’s Common Stock under the Plan, consisting of the full four percent (4%) automatic annual increase allowed pursuant to the Plan’s evergreen provision for 2019 and 2020 (with 683,572 shares of Common Stock from the 2019 annual increase and 1,117,502 shares of Common Stock from the 2020 annual increase). These shares are in addition to the 2,318,486 shares of Common Stock registered on the Company’s Form S-8 filed on June 2, 2017 (File No. 333-218469), and the 615,392 shares of Common Stock registered on the Company’s Form S-8 filed on January 19, 2018 (File No. 333-222625) pursuant to the annual increase in 2018 according to the Plan’s evergreen provision. Since the Plan provides that the annual increase in the aggregate number of shares that may be issued pursuant to the Plan’s evergreen provision begins for fiscal years commencing January 1, 2018, this Registration Statement accounts for the second and third share increases (e.g., the 2019 and 2020 annual increases) under the evergreen provision.

The contents of the prior Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 2, 2017 and January 19, 2018 (File Nos. 333-218469 and 333-222625, respectively), are incorporated herein by reference and made part of this Registration Statement.

This Registration Statement relates to securities of the same class as those to which the prior Registration Statements listed directly above relate, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Commission on March 29, 2019 and amended on April 12, 2019.

2.

The Company’s Quarterly Reports on Forms 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019, as filed with the Commission on May 15, 2019, August 7, 2019 and November 7, 2019, respectively.

3.

The Company’s Current Reports on Form 8-K filed with the Commission on March 1, 2019, March 11, 2019, March 28, 2019, April 1, 2019, April 15, 2019, May 3, 2019, May 21, 2019, June 3, 2019, June 17, 2019, June 19, 2019, June 26, 2019, July 1, 2019, July 25, 2019, August 9, 2019, August 13, 2019, September 16, 2019, October 10, 2019, December 20, 2019 and February 6, 2019.

4.

The description of the Company’s Common Stock which is contained in the Company’s registration statement on Form 8-A, as filed with the Commission on August 29, 2007 and updated by our Current Report on Form 8-K filed with the Commission on June 29, 2010.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor any other document or information deemed to have been furnished and not filed in accordance with Commission rules.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Company by Squire Patton Boggs (US) LLP.

Item 6.   Indemnification of Directors and Officers.

The Company’s amended and restated certificate of incorporation provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Under the Delaware General Corporation Law, no director will be personally liable to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the duty of loyalty to the Company or the Company’s stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; and

●	for any transaction from which the director derived an improper personal benefit.

The Company’s amended and restated bylaws provide that:

●	the Company is required to indemnify the Company’s directors and executive officers to the fullest extent not prohibited by Delaware law, subject to limited exceptions;

●	the Company may indemnify the Company’s other employees and agents as set forth in the Delaware General Corporation Law;

●

the Company is required to advance expenses to the Company’s directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification; and

●	the rights conferred in the amended and restated bylaws are not exclusive.

 The Company has entered into indemnification agreements with each of the Company’s directors and executive officers that require the Company to indemnify these persons against all direct and indirect costs of any type or nature whatsoever, including attorney’s fees, witness fees, and other out-of-pocket costs of whatever nature, incurred by the director or officer in any action or proceeding, whether actual, pending or threatened, subject to certain limitations, to which any of these people may be made a party by reason of the fact that he or she is or was a director or an executive officer of the Company or is or was serving or at any time serves at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The Company has purchased insurance on behalf of any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Description of Document

3.1

Amended and Restated Certificate of Incorporation of NovaBay Pharmaceuticals, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on March 21, 2018 (File No. 001-33678))

3.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of NovaBay Pharmaceuticals, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on June 4, 2018 (File No. 001-33678))

3.3	Certificate of Designation (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, as filed with the Commission on August 13, 2019 (File No. 001-33678))

3.4

Bylaws of NovaBay Pharmaceuticals, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, as filed with the Commission on June 29, 2010 (File No. 001-33678))

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4

4.2

Specimen Common Stock Certificate (incorporated by reference to the exhibit of the same description from the Company’s amendment to the registration statement on Form S-1 filed with the SEC on August 10, 2007 (SEC File No. 333-140714))

5.1	Opinion of Squire Patton Boggs (US) LLP

23.1	Consent of OUM & Co. LLP

23.2	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1)

24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement)

99.1

NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 (File No. 333-218469), as filed with the Commission on June 2, 2017)

99.2

Forms of agreements for use under the NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-8 (File No. 333-218469), as filed with the Commission on June 2, 2017)

Item 9.     Undertakings.

Incorporated by reference to Item 9 in the Company’s Registration Statement on Form S-8, filed with the Commission on June 2, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California on February 1, 2020.

NOVABAY PHARMACEUTICALS, INC.

/s/ Justin M. Hall                                                     .

Justin M. Hall
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors does hereby constitute and appoint Justin M. Hall and Jason Raleigh, and each of them, or their substitute or substitutes, as his or her true and lawful attorneys-in-fact and agents, with full power and authority to do any and all acts and things and to execute and file or cause to be filed any and all instruments, documents or exhibits which said attorneys and agents, or any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments, documents or exhibits filed as part of, or in conjunction with, this Registration Statement or amendments or supplements thereof, with the powers of substitution and revocation, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof. In witness whereof, each of the undersigned has executed this Power of Attorney as of the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature	Title	Date
/s/ Justin M. Hall	President and Chief Executive Officer	February 1, 2020
Justin M. Hall	(principal executive officer)

/s/ Jason Raleigh	Chief Financial Officer	February 1, 2020
Jason Raleigh	(principal financial and accounting officer)

/s/ Paul E. Freiman	Chairman	February 1, 2020
Paul E. Freiman

/s/ Xinzhou (Paul) Li	Director	February 1, 2020
Xinzhou (Paul) Li

/s/ Gail J. Maderis	Director	February 1, 2020
Gail J. Maderis

/s/ Swan Sit	Director	February 1, 2020
Swan Sit

/s/ Xiaopei (Ray) Wang	Director	February 1, 2020
Xiaopei (Ray) Wang

/s/ Mijia (Bob) Wu	Director	February 1, 2020
Mijia (Bob) Wu

/s/ Yenyou (Jeff) Zheng	Director	February 1, 2020
Yenyou (Jeff) Zheng